November 8, 2019

Celsion Corporation

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the selling stockholder listed in the Registration Statement under “Selling Stockholder” (the “Selling Stockholder”) of Celsion Corporation, a Delaware corporation (the “Company”) of up to 4,500,000 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share, which include (i) 100,000 shares of Common Stock (the “Commitment Shares”) issued to the Selling Stockholder as an initial commitment fee in connection with the execution of a common stock purchase agreement, dated October 28, 2019 (the “Purchase Agreement”); and (ii) 4,400,000 shares of Common Stock (the “Additional Shares”) that may be sold and issued to the Selling Stockholder under the terms of the Purchase Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that (i) the Commitment Shares have been duly authorized and are validly issued, fully paid and non-assessable and (ii) the Additional Shares have been duly authorized and upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, the Additional Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP